 Filed Pursuant to Rule 424(b)(4)

Registration Nos. 333-220981 and 333-221409

VICAL INCORPORATED

7,051,429 Shares of Common Stock

Pre-Funded Warrants to Purchase 7,234,285 Shares of Common Stock

We are offering 7,051,429 shares of our common stock and pre-funded warrants to purchase 7,234,285 shares of common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant will be $0.01 per share.  This offering also relates to the shares of common stock issuable upon exercise of pre-funded warrants sold in this offering. The pre-funded warrants will be exercisable immediately. Our common stock is listed on the Nasdaq Capital Market under the symbol “VICL.”  On November 7, 2017, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.66 per share. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop.  In addition, we do not intend to apply for a listing of the pre-funded warrants on any national securities exchange.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$1.75000	$1.74000	$24,927,656.65
Underwriting discounts and commissions(1)	$0.11375	$0.11375	$1,624,999.97
Proceeds, before expenses, to us	$1.63625	$1.62625	$23,302,656.68

_________

(1)	In addition, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” for additional information.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter an option for a period of 30 days from the date of this prospectus to purchase up to an additional 2,142,857 shares of our common stock to cover over-allotments, if any.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock and pre-funded warrants to purchasers on or about November 10, 2017.

Sole Book-Running Manager

H.C. Wainwright & Co.

The date of this prospectus is November 8, 2017

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Vical,” “we,” “our,” “us” or similar references mean Vical Incorporated.

Overview

Our Company

We research and develop biopharmaceutical products, including those based on our patented DNA delivery technologies, for the prevention and treatment of serious or life-threatening diseases. We currently have three active product development programs, independent or partnered, in the clinical testing stage in the area of infectious disease comprised of:

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An ongoing Phase 3 trial of ASP0113 for prevention of cytomegalovirus, or CMV, reactivation in hematopoietic stem cell transplant recipients in collaboration with Astellas Pharma Inc., or Astellas. Enrollment of the trial was completed in September 2016 with a total of 515 subjects. Dosing in the trial was completed in April of 2017 and the one-year follow-up period was completed in September 2017. The primary endpoint of the trial is a composite of overall mortality and CMV end organ disease which will be assessed one year after transplantation. Astellas expects top-line data to be available in the first quarter of 2018. We and Astellas continue to make progress towards a Biologics License Application filing in 2018 with the U.S. Food and Drug Administration, or FDA.  Astellas has indicated that, if approved, it would seek to commercialize ASP0113 in North America, Europe and Asia.

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An ongoing Phase 2 trial of VCL-HB01, our therapeutic DNA vaccine for reduction of genital herpes lesion recurrences caused by herpes simplex virus type 2, or HSV-2, infection. Recruitment into the Phase 2 trial of VCL-HB01 has been completed with a total of 261 subjects enrolled at 15 U.S. clinical sites. The four-dose vaccination series was completed in July 2017, and all active subjects are currently being monitored for lesion recurrences during a 12-month follow-up period.  VCL-HB01 is formulated with Vaxfectin® and encodes two full-length HSV-2 antigens gD and UL46, designed to reduce recurrences in patients with symptomatic genital HSV-2 infection. Healthy adult subjects, 18 to 50 years of age, have been randomized 2:1 to receive either vaccine or placebo to evaluate in a double-blinded fashion the efficacy and safety of the vaccine. The primary endpoint of the study is annualized lesion recurrence rate which is a clinically meaningful endpoint for both patients and treating physicians as it provides important information on the number of recurrences over time in this chronic disease setting. We expect to announce top-line data during the second quarter of 2018.

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A completed first-in-human Phase 1 trial of our novel antifungal VL-2397. The randomized, double-blind, placebo-controlled trial evaluated safety, tolerability and pharmacokinetics of single and multiple ascending doses of intravenous VL-2397 in 96 healthy volunteers. Results point to a favorable safety and pharmacokinetic profile for VL-2397. The full data set was presented as one of four presentations at the ASM Microbe 2017 conference in June. The FDA has advised us that VL‑2397 would be eligible for a Limited Use Indication, or LUI, approval assuming a successful outcome of a single Phase 2 trial carried out in accordance with a protocol and statistical analysis plan consistent with the FDA’s advice. The final determination of whether VL-2397 is approvable will be made by the FDA after review of all relevant data. We plan to initiate a Phase 2 trial for the treatment of invasive aspergillosis in acute leukemia patients and allogeneic hematopoietic cell transplant recipients in the fourth quarter of 2017. The FDA has granted us qualified infectious disease product, or QIDP, Orphan Drug and Fast Track designations with respect to VL-2397 for the treatment of invasive aspergillosis.

Risks Associated with Our Business and this Offering

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and in the documents incorporated by reference herein, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

Corporate and Other Information

We were incorporated in Delaware in 1987. Our headquarters are located at 10390 Pacific Center Court, San Diego, California 92121. Our telephone number is (858) 646-1100. We maintain an Internet website at www.vical.com. The reference to our Internet address does not constitute incorporation by reference of the information contained on our website.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

Any brand names or trademarks appearing in this prospectus or in documents incorporated by reference in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us in this offering	7,051,429 shares.

Pre-funded warrants offered by us in this offering

Pre-funded warrants to purchase 7,234,285 shares of common stock.  Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant will be $0.01 per share. This offering also relates to the shares of common stock issuable upon exercise of pre-funded warrants sold in this offering.

Common stock to be outstanding after this offering	18,599,409 shares (assuming no exercise of the pre-funded warrants).

Option to purchase additional shares	The underwriter has a 30-day option to purchase up to an additional 2,142,857 shares of our common stock to cover over-allotments, if any.

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses, manufacturing expenses, and potential acquisitions of companies and technologies that complement our business. See “Use of Proceeds.”

Risk factors

You should read the “Risk Factors” section of this prospectus for a discussion of certain of the factors to consider carefully before deciding to purchase any shares of our common stock or pre-funded warrants in this offering.

National Securities Exchange Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “VICL.” We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

The number of shares of our common stock to be outstanding after this offering is based on 11,547,980 shares of common stock outstanding as of September 30, 2017 and excludes, as of September 30, 2017:

•	1,754,281 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $12.06 per share;
•	50,162 shares of common stock issuable upon the settlement of outstanding restricted stock units; and
•	638,959 shares of common stock reserved for future issuance under our Amended and Restated Stock Incentive Plan, or the Incentive Plan.

Such number also excludes 1,058,487 shares of common stock sold under our At-The-Market Issuance Sales Agreement with IFS Securities, Inc. after September 30, 2017.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriter of its over-allotment option and no exercise of the pre-funded warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks described in the section entitled “Risk Factors” contained in our most recent quarterly report on Form 10-Q, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market.  Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise their pre-funded warrants and acquire our common stock.

Until holders of pre-funded warrants acquire shares of our common stock upon exercise of the pre-funded warrants, holders of pre-funded warrants will have no rights with respect to the shares of our common stock underlying such pre-funded warrants.  Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

Even if this offering is successful, we will need to raise additional capital in the future to continue operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

To date, we have not sold, or received approval to sell, any pharmaceutical products. We do not expect to sell any pharmaceutical products for at least the next several years. Our net losses were approximately $9.0 million, $9.2 million and $16.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, we had incurred cumulative net losses totaling approximately $413.9 million. Moreover, we expect that our net losses will continue and may increase for the foreseeable future. We may not be able to achieve projected results if we generate lower revenues or receive lower investment income than expected, or we incur greater expenses than expected, or all of the above. Currently our revenues are largely dependent on manufacturing and research services performed under our license agreement with Astellas. That revenue may decrease once the ASP0113 trials are complete or in the event that the development of the ASP0113 program ceases.  We may never generate sufficient product revenue to become profitable. We also expect to have quarter-to-quarter fluctuations in revenues, expenses, and losses, some of which could be significant.

We estimate that we will receive net proceeds of approximately $22.9 million from the sale of the securities offered by us in this offering, based on the public offering price of $1.75 per share of common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued in this offering.

We may need to raise more money to continue the research and development necessary to bring our products to market and to establish marketing and additional manufacturing capabilities. We may seek additional funds through public and private stock offerings, government contracts and grants, arrangements with corporate collaborators, borrowings under lines of credit or other sources. We currently have on file a shelf registration statement that allows us to raise proceeds from the sale of common stock, preferred stock, debt securities and/or warrants subject to applicable rules under the Securities Act of 1933, as amended, or Securities Act. However, we may not be able to raise additional funds on favorable terms, or at all. Conditions in the credit markets and the financial services industry may make equity and debt financing more difficult to obtain, and may negatively impact our ability to complete financing transactions. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants, such as limitations on our ability to incur additional indebtedness and other operating restrictions that could adversely impact our ability to conduct our business.

In October 2016, we also entered into an At-The-Market Issuance Sales Agreement, or the ATM Agreement, with IFS Securities, Inc. (doing business as Brinson Patrick, a division of IFS Securities, Inc.), or BP, under which we may issue and sell up to $10.0 million of shares of our common stock from time to time. As of November 6, 2017, we had sold 1,509,370 shares of our common stock under the ATM Agreement and have received gross proceeds of approximately $4.3 million. BP is not obligated to sell any shares that we may request to be sold, and any attempt to sell shares under this facility, if made, may not be successful or generate sufficient proceeds to meet our capital requirements.

If we are unable to obtain additional funds, we may have to scale back our development of new products, reduce our workforce or license to others products or technologies that we otherwise would seek to commercialize ourselves. The amount of money we may need would depend on many factors, including:

•	The progress of our research and development programs;
•	The scope and results of our preclinical studies and clinical trials;
•	The amount of our legal expenses and any settlement or damages payments associated with litigation; and
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The time and costs involved in: obtaining necessary regulatory approvals; filing, prosecuting and enforcing patent claims; scaling up our manufacturing capabilities; and the commercial arrangements we may establish.

We may be unable to maintain compliance with the Nasdaq Marketplace Rules which could cause our common stock to be delisted from the Nasdaq Capital Market. This could result in the lack of a market for our common stock, cause a decrease in the value of an investment in us, and adversely affect our business, financial condition and results of operations.

Our common stock is currently listed on the Nasdaq Capital Market. To maintain the listing of our common stock on the Nasdaq Capital Market, we are required to meet certain listing requirements, including, among others, either: (i) a minimum closing bid price of $1.00 per share, a market value of publicly held shares (excluding shares held by our executive officers, directors and 10% or more stockholders) of at least $1 million and stockholders’ equity of at least $2.5 million; or (ii) a minimum closing bid price of $1.00 per share, a market value of publicly held shares (excluding shares held by our executive officers, directors and 10% or more stockholders) of at least $1 million and a total market value of listed securities of at least $35 million. As of November 7, 2017, the closing sale price per share of our common stock was $1.66, the total market value of our publicly held shares of our common stock (excluding shares held by our executive officers, directors and 10% or more stockholders) was approximately $17.3 million and the total market value of our listed securities was approximately $20.9 million. There is no assurance that we will continue to meet the minimum closing price requirement and other listing requirements. As of September 30, 2017, we had stockholders’ equity of approximately $37.7 million. Although Nasdaq may provide us with a compliance period in which to regain compliance with the listing requirements, we cannot assure you that we would be able to regain compliance within the period provided by Nasdaq.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation or listing on another market or exchange, trading of our common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus or the documents incorporated herein by reference. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the success, cost and timing of our product development activities and clinical trials;
•	our estimates regarding anticipated operating losses, capital requirements and needs for additional funds;
•	our ability to obtain funding for our operations beyond this offering when needed and to continue our research and development programs;
•	our plans to develop and commercialize our product candidates;
•	our ability to attract collaborators with development, regulatory and commercialization expertise;
•	the safety and efficacy of our product candidates;
•	the anticipated regulatory pathways for our product candidates;
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our ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of our product candidates and commercialize any approved products on our expected timeframes or at all;

•	the content and timing of submissions to and decisions made by the FDA and other regulatory agencies;
•	our ability to leverage the experience of our management team;
•	our ability to attract and keep management and other key personnel;
•	the capacities and performance of our contract research organizations, medical institutions, contract laboratories and other third parties over whom we have limited control;
•	the actions of our competitors and success of competing drugs that are or may become available;
•	our expectations with respect to future growth and investments in our infrastructure, and our ability to effectively manage any such growth;
•	the size and potential growth of the markets for any of our product candidates, and our ability to capture share in or impact the size of those markets;
•	the benefits of our product candidates;
•	market and industry trends;
•	the outcome of any litigation in which we or any of our officers or directors may be involved;
•	the effects of government regulation and regulatory developments, and our ability and the ability of the third parties with whom we engage to comply with applicable regulatory requirements;
•	the accuracy of our estimates regarding future expenses, revenues, capital requirements and needs for additional financing;
•	our expectations regarding future planned expenditures;

•	our expectations regarding our ability to obtain, maintain and adequately maintain sufficient intellectual property protection of any of our products and product candidates;
•	our expected use of the net proceeds from this offering; and
•	our ability to operate our business without infringing the intellectual property rights of others.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail in the documents incorporated by reference herein, usually under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should carefully read this prospectus, the documents that we incorporate by reference into this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.  For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $22.9 million (or approximately $26.4 million if the underwriter’s over-allotment option is exercised in full) from the sale of the securities offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the pre-funded warrants issued in this offering.

We currently intend to use the net proceeds from this offering for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses, manufacturing expenses, and potential acquisitions of companies and technologies that complement our business. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our preclinical and clinical development programs, and whether we are able to enter into future licensing or collaboration arrangements. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our restated certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 6, 2017, 12,607,194 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes the material terms of our capital stock.  The description of capital stock is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws, which are exhibits to this prospectus.

Common Stock

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 8, 1993 is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in subsequent filings with the SEC.  See “Incorporation of Certain Information by Reference.”

Preferred Stock

Under our restated certificate of incorporation, our board of directors is authorized to issue additional shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each class or series, our board of directors is required by the Delaware General Corporation Law, or the DGCL, and our restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Delaware Secretary of State. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of that class or series, including the following:

•	the number of shares constituting each class or series;
•	voting rights;
•	rights and terms of redemption, including sinking fund provisions;
•	dividend rights and rates;
•	terms concerning the distribution of assets;
•	conversion or exchange terms;
•	redemption prices; and
•	liquidation preferences.

We currently have on file a shelf registration statement that allows us to raise proceeds from the sale of common stock, preferred stock, debt securities and/or warrants and our restated certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and reduce the likelihood that our common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also decrease the market price of our common stock, or have terms and conditions that could discourage a takeover or other transaction that might involve a premium price for our shares or that our stockholders might believe to be in their best interests.

Anti-Takeover Provisions

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Some provisions of our restated certificate of incorporation and amended and restated bylaws could also have anti-takeover effects. These provisions:

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term;
•	authorize our board of directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval;
•	require the approval of at least two-thirds of our outstanding voting stock to amend specified provisions of our certificate of incorporation;

•	require the approval of at least two-thirds of our total number of authorized directors, or two-thirds of our outstanding voting stock, to amend our bylaws;
•

provide that special meetings of our stockholders may be called only by our Chief Executive Officer, or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

do not include a provision for cumulative voting for directors (under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors).

In addition, in August 2016, we completed a private placement of our common stock to AnGes MG, Inc., or AnGes, immediately following which AnGes owned approximately 18.6% of our outstanding shares.  In connection with the private placement, AnGes agreed to vote all of its shares in accordance with the recommendations of our board of directors on any matter brought before our stockholders for a vote, subject to certain limitations.  This voting provision may also discourage or prevent attempts by other stockholders to replace members of our board of directors or engage in acquisition activities that our board of directors does not determine to be in the best interests of our stockholders.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “VICL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC. Its address is P.O. Box 3580160, Pittsburgh, Pennsylvania 15252-8010 and its telephone number is (800) 851-9677.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 7,051,429 shares of our common stock and pre-funded warrants to purchase 7,234,285 shares of our common stock. The shares of common stock or pre-funded warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities, which qualify or limit our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price.  Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability.  The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 9.99% of the outstanding common stock immediately after exercise. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise.  If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability.  Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing.  We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder.  Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

UNDERWRITING

We have entered into an underwriting agreement dated November 8, 2017, with H.C. Wainwright & Co., LLC as the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, 7,051,429 shares of our common stock and pre-funded warrants to purchase 7,234,285 shares of our common stock.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The shares of common stock and pre-funded warrants we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

We have been advised by the underwriter that it proposes to offer the shares of common stock and pre-funded warrants directly to the public at the public offering price per share or pre-funded warrant set forth on the cover page of this prospectus. Any shares of common stock and pre-funded warrants sold by the underwriter to securities dealers will be sold at the public offering price per share or pre-funded warrant less a selling concession not in excess of $0.07875 per share.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock and pre-funded warrants we are offering is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the shares of common stock and pre-funded warrants offered by this prospectus if any of the securities are purchased.

No action has been taken by us or the underwriter that would permit a public offering of the common stock and the pre-funded warrants in any jurisdiction where action for that purpose is required. None of the shares or pre-funded warrants included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares or pre-funded warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the common stock and the pre-funded warrants and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the common stock and the pre-funded warrants in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting Discounts, Commissions and Expenses

The following table shows the public offering price and underwriting discounts and commissions payable to the underwriter by us in connection with this offering.

	Per Share	Per Pre-Funded Warrant	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$1.75000	$1.74000	$24,927,656.65	$28,677,656.40
Underwriting discounts and commissions payable by us	$0.11375	$0.11375	$1,624,999.97	$1,868,749.95

We estimate the total expenses payable by us for this offering to be approximately $2.0 million, which amount includes (i) an underwriting discount of $1.6 million ($1.9 million if the underwriter’s option to purchase additional shares is exercised in full), (ii) $50,000 non-accountable expense allowance payable to the underwriter, (iii) reimbursement of the accountable expenses of the underwriter equal to $100,000 (none of which has been paid in advance), including the legal fees of the underwriter being paid by us, and (iv) other estimated expenses of approximately $275,000 which include legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

Tail

We have also agreed to a tail fee equal to the cash compensation in this offering if any investor to which the underwriter contacted or introduced us with respect to this offering during the term of its engagement provides us with further capital in a public or private offering or capital raising transaction, with certain exceptions, during the 5-month period following termination of our engagement of the underwriter.

Option to Purchase Additional Shares

We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 2,142,857 shares of common stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus, to cover over-allotments, if any. If any additional shares of common stock are purchased pursuant to the option to purchase additional shares, the underwriter will offer these shares of common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Nasdaq Capital Market Listing

Our stock is currently traded on the Nasdaq Capital Market under the symbol “VICL.” On November 7, 2017, the closing price of our common stock was $1.66 per share.

Lock-up Agreements

Our officers and directors have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers, employees and consultants under our existing plans. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriter may be required to make for these liabilities.

Other Relationships

The underwriter and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. The underwriter is being represented by Latham & Watkins LLP, San Diego, California.

EXPERTS

The financial statements of Vical Incorporated at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated by reference in this Preliminary Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference elsewhere herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 10390 Pacific Center Court, San Diego, California 92121 or telephoning us at (858) 646-1100.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.vical.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-21088):

•	our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 10, 2017;
•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which were filed with the SEC on May 15, 2017, August 8, 2017 and October 24, 2017, respectively;

•	our Current Reports on Form 8-K, which were filed with the SEC on April 4, 2017, June 1, 2017 and October 2, 2017;

•	our definitive proxy statement relating to our 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2017; and
•	the description of our common stock contained in the Registration Statement on Form 8-A, which was filed with the SEC on January 8, 1993.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Vical Incorporated

10390 Pacific Center Court

San Diego, California 92121

(858) 646-1100

Attention: Investor Relations

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

VICAL INCORPORATED

7,051,429 Shares of Common Stock

Pre-Funded Warrants to Purchase 7,234,285 Shares of Common Stock

PROSPECTUS

Sole Book-Running Manager

H.C. Wainwright & Co.

November 8, 2017